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COO                                                                 The
Listed                                                              Cooper
NYSE                                                                Companies


NEWS RELEASE
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         CONTACT:

         Norris Battin

         The Cooper Companies, Inc.

         ir@coopercompanies.com
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         FOR IMMEDIATE RELEASE

   COOPER COMPANIES' UNIT CLEARED TO MARKET DISPOSABLE CONTACT LENSES IN JAPAN
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LAKE FOREST, Calif., October 2, 2002 -- The Cooper Companies, Inc., (NYSE:COO)
said today that CooperVision, Inc. (CVI), its contact lens business, has been notified by its marketing partner in Japan, Rohto Pharmaceutical Company, Inc., that the Japanese Ministry of Health and Welfare has cleared Rohto to market CVI's disposable spherical, aspheric and toric contact lenses made from the methafilcon A polymer.

Rohto will market CVI's lenses in Japan under the Rohto i.Q brand name. CVI plans to ship lenses to Rohto during Cooper's first fiscal quarter, which ends on January 31, 2003, and Rohto expects to begin selling CVI lenses shortly after that. CVI will receive manufacturing profit from the products it sells to Rohto.

Rohto currently markets CVI's spherical and toric contact lenses that wearers replace quarterly or yearly. Because they are easier to care for, planned replacement and disposable contact lenses that are changed every day, every two weeks or monthly, have become the most popular products worldwide. In Japan, daily disposable lenses and two-week lenses are the most common modalities.

With approximately 10 million contact lens wearers, Japan is the second largest contact lens market in the world after the United States, and soft lenses continue to grow in popularity. CVI estimates that the total market for soft contact lenses in Japan today is about $650 million, about the size of the total European market, compared with about $1.2 billion in the United States. The Japanese market is currently divided equally between daily and two-week disposable lenses and is currently growing at about 9% per year compared with about 3% in the United States and 7% in Europe.

The incidence of myopia (near-sightedness) and astigmatism (an irregularly shaped cornea that can cause blurred vision) in Japan is the highest in the world. About 75% of the myopic population also requires an astigmatic correction, compared with about 50% in the United States. Those with higher levels of astigmatism, about half the astigmatic population, are potential candidates for toric lenses.




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The market in Japan for toric lenses, CVI's most important product line, is proportionately smaller than in the United States, but is expected to grow rapidly as newer generations of toric lenses are introduced. CVI is the world's largest manufacturer of soft toric contact lenses.

Rohto Pharmaceutical Company, Ltd. is a leading manufacturer of contact lens care products, holding, according to their estimates, a 40% share of the market for non-pharmaceutical ophthalmic products in Japan. Rohto's total revenue approaches $600 million, most originating in Pacific Rim countries. Non-prescription ophthalmic products account for about one-third of its worldwide revenue. Rohto plans to capitalize on their well-established eyecare and contact lens care brands and use a combination of professional and consumer promotion to introduce CVI's new contact lens products.

Rohto's shares are publicly traded in Japan. It has major manufacturing facilities in Japan, the United States and other facilities in over 20 countries. Rhoto's World Wide Web address is www.rohto.co.jp.

Forward Looking Statements

Some of the information included in this news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements regarding anticipated growth in our revenue, anticipated market conditions and results of operations. To identify forward-looking statements look for words like "believes," "expects," "may," "will," "should," "seeks," "intends," "plans," "estimates" or "anticipates" and similar words or phrases. Discussions of strategy, plans or intentions often contain forward-looking statements. These, and all forward-looking statements, necessarily depend on assumptions, data or methods that may be incorrect or imprecise.

Events, among others, that could cause actual results and future actions to differ materially from those described in forward-looking statements include major changes in business conditions, a major disruption in the operations of our manufacturing facilities, new competitors or technologies, the impact of an undetected virus on our computer systems, acquisition integration delays or costs, increases in interest rates, foreign currency exchange exposure, investments in research and development and other start-up projects, dilution to earnings per share from acquisitions or issuing stock, regulatory issues, changes in tax laws, significant environmental cleanup costs above those already accrued, litigation costs including any related settlements, cost of business divestitures, the requirement to provide for a significant liability or to write off a significant asset, changes in accounting principles or estimates, and other factors described in our Securities and Exchange Commission filings, including the "Business" section in our Annual Report on Form 10-K for the year ended October 31, 2001. We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.




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About Cooper

The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products. Corporate offices are in Lake Forest and Pleasanton, Calif. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data. Cooper's World Wide Web address is www.coopercos.com.

CooperVision, Inc., markets a broad range of contact lenses for the vision care market. Headquartered in Lake Forest, Calif., it manufactures in Huntington Beach, Calif., Rochester, N.Y., Norfolk, Va., Adelaide, Australia, Farnborough and Hamble, England, Madrid, Spain and Toronto. Its Web address is www.coopervision.com.

CooperSurgical, Inc., with operations in Trumbull, Conn., Fort Atkinson, Wis., Malmo, Sweden, Montreal and Berlin, markets medical devices, diagnostic products, surgical instruments and accessories for the women's healthcare market. Its World Wide Web address is www.coopersurgical.com.

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